        As filed with the Securities and Exchange Commission on August 4, 1997
                                                      Registration No. 333- -
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                        -------------------------

                                FORM S-3
                          REGISTRATION STATEMENT
                     UNDER THE SECURITIES ACT OF 1933

                               YAHOO! INC.
          (Exact Name of Registrant as specified in its charter)

              CALIFORNIA                               77-0398689
        (State of incorporation)           (I.R.S. Employer Identification No.)

                     3400 CENTRAL EXPRESSWAY, SUITE 201
                       SANTA CLARA, CALIFORNIA 95051
                               (408) 731-3300
            (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                TIMOTHY KOOGLE
                    PRESIDENT AND CHIEF EXECUTIVE OFFICER
                     3400 CENTRAL EXPRESSWAY, SUITE 201
                       SANTA CLARA, CALIFORNIA 95051
                                 (408) 731-3300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                                 JAMES L. BROCK
                                 STEVE J. BOOM
                                VENTURE LAW GROUP
                            A PROFESSIONAL CORPORATION
                               2800 SAND HILL ROAD
                           MENLO PARK, CALIFORNIA 94025
                                  (415) 854-4488

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT UNTIL
  JULY 29, 1998 OR UNTIL SUCH EARLIER TIME THAT ALL OF THE SHARES REGISTERED
                           HEREUNDER HAVE BEEN SOLD.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                     CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
                                       Amount            Proposed maximum           Proposed maximum
  Title of each class of               to be              offering price                aggregate                 Amount of
securities to be registered          registered             per share(1)            offering price(1)          registration fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $0.001 per share...........         280,131 shares(2)     $52.3125(2)               $14,654,352.94               $4,440.72
----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Company's Common Stock as reported on the Nasdaq National Market on July 30, 1997 in accordance with Rule 457 under the Securities Act of 1933.

(2) On July 29, 1997, the Company announced a 3 for 2 forward split of its Common Stock which will be payable on August 29, 1997 to shareholders of record on August 11, 1997. The share numbers and share prices contained in this Registration Statement do not reflect the stock split.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NOTE: INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS                         SUBJECT TO COMPLETION, DATED AUGUST 4, 1997

                                  280,131 SHARES
                                    YAHOO! INC.
                          COMMON STOCK, $0.001 PAR VALUE

                            -------------------------

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK
      FACTORS" ON PAGE 5 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE
                       CONSIDERED BY PROSPECTIVE INVESTORS.

                            -------------------------

     All references herein to "Yahoo!" or the "Company" mean Yahoo! Inc., a California corporation, unless otherwise indicated by the context.

     The 280,131 shares of Yahoo! Inc. Common Stock, $0.001 par value, covered by this Prospectus (the "Shares") are offered for the account of certain shareholders of the Company (the "Selling Shareholders"). 259,069 of the Shares were issued to certain of the Selling Shareholders in connection with a private placement of the Company's Common Stock on July 29, 1997 (the "Private Placement"), and 21,062 of the Shares were issued to one of the Selling Shareholders in connection with the acquisition by the Company of NetControls, Inc. on July 31, 1997 (the "Acquisition"). For additional information concerning the Private Placement and the Acquisition, see "Issuance of Common Stock to Selling Shareholders." The Selling Shareholders may sell the Shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. See "Plan of Distribution." Each Selling Shareholder has advised the Company that no sale or distribution other than as disclosed herein will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

     Each of the Selling Shareholders may be deemed to be an "Underwriter," as such term is defined in the Securities Act of 1933, as amended (the "Securities Act").

     On July 29, 1997, the Company announced a 3 for 2 forward split of its Common Stock which will be payable on August 29, 1997 to shareholders of record on August 11, 1997. The share numbers and share prices contained in this Prospectus do not reflect the stock split.

     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "YHOO." On August 1, 1997, the last sale price of the Company's Common Stock on the Nasdaq National Market was $55.25 per share.

                            -------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
              SION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                    ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                            -------------------------

------------------------------------------------------------------------------------------------------------------
                                                              UNDERWRITING                     PROCEEDS TO
                            PRICE TO PUBLIC              DISCOUNTS AND COMMISSION           SELLING SHAREHOLDERS
------------------------------------------------------------------------------------------------------------------
Per Share ............
Total ................      See Text Above                    See Text Above                    See Text Above
------------------------------------------------------------------------------------------------------------------

                   THE DATE OF THIS PROSPECTUS IS _________, 1997

     No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the shares offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                            ADDITIONAL INFORMATION

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                           AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees. The Company is also required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006. In addition, the Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

     2. The Company's definitive Proxy Statement dated March 25, 1997, filed in connection with the Company's April 30, 1997 Annual Meeting of Shareholders.

     3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

     4. The Company's Current Report on Form 8-K, filed with the Commission on August 4, 1997.

     5. The description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A, filed with the Commission on March 12, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. Requests should be directed to Andrea Klipfel, Investor Relations, 3400 Central Expressway, Suite 201, Santa Clara, California 95051, telephone: (408) 731-3300.

                                 THE COMPANY

     Yahoo! is an Internet media company that offers a network of globally-branded properties, specialty programming, and aggregated content distributed primarily on the World Wide Web (the "Web") serving business professionals and consumers, and is among the most widely used guides for information and discovery on the Web.

     Under the "Yahoo!" brand, the Company provides intuitive, context-based guides to online content, Web search capabilities, aggregated third-party content and community and personalization features. In June 1997, Internet users viewed an average of 38 million Web pages per day in "Yahoo!" branded properties.

     The Company makes its properties available without charge to users and generates revenue primarily through the sale of banner advertising. Advertising on Yahoo! properties is sold through the Company's internal advertising sales force and third party agents. During the second quarter of 1997, more than 900 advertisers purchased advertising on Yahoo! properties.

     Yahoo! was incorporated on March 5, 1995 under the laws of California. The Company's principal executive offices are located at 3400 Central Expressway, Suite 201, Santa Clara, California 95051 and its telephone number is (408) 731-3300. As used in this Prospectus, the "Company" and "Yahoo!" refer to Yahoo! Inc., a California corporation, and its wholly owned subsidiaries.

                                 RISK FACTORS

     THIS PROSPECTUS (INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN) CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING THE COMPANY'S EXPECTATIONS, BELIEFS, INTENTIONS OR FUTURE STRATEGIES. ALL FORWARD LOOKING STATEMENTS INCLUDED IN THIS DOCUMENT ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY ON THE DATE HEREOF, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH BELOW AND IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. IN EVALUATING THE COMPANY'S BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH HEREIN OR INCORPORATED HEREIN BY REFERENCE.

EXTREMELY LIMITED OPERATING HISTORY; ANTICIPATED LOSSES

     The Company was incorporated in March 1995 and did not commence generating advertising revenues until August 1995. Accordingly, the Company has a limited operating history upon which an evaluation of the Company can be based, and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services, including the Web-based advertising market. Specifically, such risks include, without limitation, the failure to continue to develop and extend the "Yahoo!" brand, the failure to develop new media properties, the rejection of the Company's services by Web consumers and/or advertisers, the inability of the Company to maintain and increase the levels of traffic on Yahoo! properties, the development of equal or superior services or products by competitors, the failure of the market to adopt the Web as an advertising medium, the failure to successfully sell Web-based advertising through the Company's recently developed internal sales force, potential reductions in market prices for Web-based advertising as a result of competition or other factors, the inability of the Company to effectively integrate the technology and operations or any other acquired businesses or technologies with its operations, and the inability to identify, attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks. As of June 30, 1997, the Company had an accumulated deficit of $23.3 million.
The extremely limited operating history of the Company and the uncertain nature of the markets addressed by the Company make the prediction of future results of operations difficult or impossible and, therefore, the recent revenue growth experienced by the Company should not be taken as indicative of the rate of revenue growth, if any, that can be expected in the future.
The Company believes that period to period comparisons of its operating results are not meaningful and that the results for any period should not be relied upon as an indication of future performance. The Company currently expects to significantly increase its operating expenses to expand its sales and marketing operations, to fund greater levels of product development and to develop and commercialize additional media properties. The Company also has made $19.7 million in advertising revenue guarantees to Netscape over the next two years in connection with the NETSCAPE GUIDE BY YAHOO!, a co-branded navigational service operated by the Company under an agreement with Netscape. See "Risks Associated With NETSCAPE GUIDE BY YAHOO!." As a result of these factors, there can be no assurance that the Company will not incur significant losses on a quarterly and annual basis for the foreseeable future.

     For the quarter ended June 30, 1997, the Company reported a net loss of $20.5 million ($0.74 per share). These results reflected, among other factors, a one-time, non-cash charge of $21,245,000 incurred in connection with an agreement relating to Yahoo! MarketPlace LLC, a joint venture established in 1996 by the Company, Visa Marketplace, Inc. and Sterling Payot Capital, L.P. Under this agreement the Company issued 466,321 shares of Common Stock to the Visa Group and the Visa Group released the Company from certain obligations and claims, and the Company purchased the Visa Group's interest in Yahoo! MarketPlace LLC.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     As a result of the Company's extremely limited operating history, the Company does not have historical financial data for a significant number of periods on which to base planned operating expenses. The Company derives substantially all of its revenues from the sale of advertisements under short-term contracts, which are difficult to forecast accurately. The Company's expense levels are based in part on its expectations concerning future revenue and to a large extent are fixed. The Company also has fixed expenses in the form of advertising revenue guarantees of up to $19.7 million over the next two years relating to the NETSCAPE GUIDE BY YAHOO!, which subject the Company to additional risk in the event that advertising revenues from this property are not sufficient to offset guaranteed payments and related operating expenses. Quarterly revenues and operating results depend substantially upon the advertising revenues received within the quarter, which are difficult to forecast accurately. Accordingly, the cancellation or deferral of a small number of advertising contracts could have a material adverse effect on the Company's business, results of operations and financial condition. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and any significant shortfall in revenue in relation to the Company's expectations would have an immediate adverse effect on the Company's business, operating results and financial condition. In addition, the Company plans to continue to significantly increase its operating expenses to expand its sales and marketing operations, to continue to develop and extend the "Yahoo!" brand, to implement and operate the NETSCAPE GUIDE BY YAHOO!, to fund greater levels of product development and to develop and commercialize additional media properties. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, operating results and financial condition will be materially and adversely affected.

     The Company's operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. These factors include the level of usage of the Internet, demand for Internet advertising, seasonal trends in Internet usage and advertising placements, the addition or loss of advertisers, the level of user traffic on YAHOO! and the Company's other online media properties, the advertising budgeting cycles of individual advertisers, the amount and timing of capital expenditures and other costs relating to the expansion of the Company's operations, the introduction of new products or services by the Company or its competitors, pricing changes for Web-based advertising, the timing of initial set-up, engineering or development fees that may be paid in connection with larger advertising and distribution arrangements, technical difficulties with respect to the use of YAHOO! or other media properties developed by the Company, incurrence of costs relating to acquisitions, general economic conditions and economic conditions specific to the Internet and online media. As a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions or business combinations that could have a material adverse effect on the Company's business, results of operations and financial condition. The Company also has experienced, and expects to continue to experience, seasonality in its business, with user traffic on YAHOO! and the Company's other online media properties being lower during the summer and year-end vacation and holiday periods, when usage of the Web and the Company's services typically decline. Additionally, seasonality may also affect the amount of customer advertising dollars placed with the Company in the first and third calendar quarters as advertisers historically spend less during these quarters.

     Due to all of the foregoing factors, in some future quarter the Company's operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the Company's Common Stock would likely be materially and adversely affected.

RISKS ASSOCIATED WITH NETSCAPE GUIDE BY YAHOO!

     During March 1997, the Company entered into certain agreements with Netscape Communications Corporation (Netscape) under which the Company has developed and operates an Internet information navigation service called "NETSCAPE GUIDE BY YAHOO!" (the GUIDE). The Co-Marketing agreement provides that revenue from advertising on the GUIDE, which is managed by the Company, is to be shared between the Company and Netscape. Under the terms of the Trademark License agreement, the Company made a one-time non-refundable trademark license fee payment of $5,000,000 in March 1997 which is being amortized over the initial two-year term, which commenced in May 1997. The Company also provided Netscape with a minimum of $10,000,000 in guarantees against shared advertising revenues in the first year of the Co-Marketing agreement and up to $15,000,000 in the second year of the agreement, subject in the second year to certain minimum levels of impressions being reached on the GUIDE. In June 1997, an amendment to this agreement was signed whereby the first year shared advertising revenue guarantee was reduced to $4,660,000.

     The Netscape Guide agreement exposes the Company to a number of significant risks and uncertainties, including, without limitation: the risk that the Company and its sales agents will fail to generate sufficient advertising revenue to offset the initial and future guaranteed payments to Netscape, including any failure that results from negative trends in the Web-based advertising business (such as price erosion) or the inability of the Company and its agents to rapidly expand their advertising sales and management efforts to match the additional inventory currently anticipated from the Guide; the risk that projected user traffic levels for the Guide will not be achieved, which may be affected by several factors, such as declines or slower growth in the number of users of Netscape's browser product; particularly as a result of continued increases in the market share of Microsoft Corporation's ("Microsoft") Internet Explorer browser product;

any failure by the Company to successfully operate the Guide or to provide a compelling user experience; the effect of competitive personalized information services from other parties; the risk that the Netscape Guide and any related services will divert substantial user traffic away from the Company's other online media properties, including the YAHOO! main site and the MY YAHOO! personalized information service, and thus reduce the Company's advertising revenues from such other services (which are not subject to the revenue sharing arrangements with Netscape), and potentially dilute the strength of the Company's "Yahoo!" brand; the risk that Netscape does not elect to renew the agreement at the end of the two year term, after which the agreement permits Netscape to use certain elements of the user interface developed by the Company without payment of any consideration to the Company; and the risk that the Company will not effectively manage the substantial additional complexity and scope of operations required for successful development and operation of the Guide, including, among others, the difficulties associated with higher levels of user traffic and challenges in licensing and integrating content from a large number of third party content providers on acceptable terms. As a result of the foregoing factors, there can be no assurance that the Company will implement and operate the Guide successfully, or that the Guide activities will not have a material adverse effect on the Company's business, operating results or financial condition.

COMPETITION

     The market for Internet products and services is highly competitive and competition is expected to continue to increase significantly. In addition, the Company expects the market for Web-based advertising, to the extent it continues to develop, to be intensely competitive. There are no substantial barriers to entry in these markets, and the Company expects that competition will continue to intensify. Although the Company currently believes that the diverse segments of the Internet market will provide opportunities for more than one supplier of products and services similar to those of the Company, it is possible that a single supplier may dominate one or more market segments.

     The Company competes with many other providers of online navigation, information and community services. Many companies offer competitive products or services addressing Web navigation services, including, among others, Digital Equipment Corporation (AltaVista), Excite, Inc. ("Excite"), including WebCrawler and NetFind, the version of Excite's service for America Online ("AOL") users, Infoseek Corporation, Inktomi, Lycos, Inc. (Lycos and A2Z), Open Text Corporation (Open Text Index), C|NET (Snap! Online) and Wired (hotbot). In addition, the Company competes with metasearch services and software applications, such as C|NET's search.com service, that allow a user to search the databases of several directories and catalogs simultaneously. The Company also competes indirectly with database vendors that offer information search and retrieval capabilities with their core database products. The Company also faces competition from providers of software and other Internet products and services that incorporate search and retrieval features into their offerings. For example, Web browsers offered by Netscape and Microsoft, which are the most widely used browsers, incorporate prominent search buttons and similar features that direct search traffic to competing services, including those that may be developed or licensed by such parties. In addition, entities that sponsor or maintain high-traffic Web sites or that provide an initial point of entry for Internet users, such as the Regional Bell Operating Companies or Internet Service Providers ("ISPs") such as Microsoft and AOL, currently offer and could further develop, acquire or license Internet search and navigation functions that compete with those offered by the Company. For example, the Company is aware that Microsoft intends to offer additional Internet search engine and directory services that are scheduled to be made publicly available in the near future. The Company expects that such search and directory services will be tightly integrated into the Microsoft operating system, the Internet Explorer browser and other software applications, and that Microsoft may promote such services within the Microsoft Network of through other end-user services such as WebTV. Insofar as Microsoft's Internet navigational offerings may be more conveniently accessed by users than those of the Company, this may provide Microsoft with significant competitive advantages that could have a material adverse effect on the Company's business. A large number of Web sites and online services (including, among others, the Microsoft Network, AOL, and other Web navigation companies such as Excite, Lycos and Infoseek) offer informational and community features, such as news, stock quotes, sports coverage, Yellow Pages and e-mail listings, weather news, chat services and bulletin board listings that are competitive with the services offered by the Company. Several companies, including large companies such as Microsoft and AOL and their affiliates, also are developing or currently offer online information services for local markets, which compete with the Company's regional Yahoo! online properties. The Company also faces intense competition for "Yahoo!" branded online properties in international markets, including competition from U.S.-based competitors as well as media and online companies that are already well established in those foreign markets. Many of the Company's existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical and marketing resources than the Company. In addition, providers of Internet tools and services may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies, such as Microsoft or Netscape. For example, AOL is a significant shareholder of Excite, and a version of the Excite service (AOL NetFind) has been designated as the exclusive Internet search service for use by AOL's subscribers. Greater competition resulting from such relationships could have a material adverse effect on the Company's business, operating results and financial condition.

     In the future, the Company expects to face competition in the various special interest, demographic and geographic markets addressed by media properties that are under development. This competition may include companies that are larger and better capitalized than the Company and that have expertise and established brand recognition in these markets. There can be no assurance that the Company's competitors will not develop Internet products and services that are superior to those of the Company or that achieve greater market acceptance than the Company's offerings. Moreover, a number of the Company's current advertising customers, licensees and partners have also established relationships with certain of the Company's competitors, and future advertising customers, licensees and partners may establish similar relationships.

     The Company also competes with online services and other Web site operators, as well as traditional offline media such as television, radio and print for a share of advertisers' total advertising budgets. The Company believes that the number of companies selling Web-based advertising and the available inventory of advertising space have increased substantially during recent periods. Accordingly, the Company may face increased pricing pressure for the sale of advertisements. There can be no assurance that the Company will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on the Company's business, operating results and financial condition.

     The Company believes that the principal competitive factors in its markets are brand recognition, ease of use, comprehensiveness, independence, quality and responsiveness of search results, the availability of targeted content and focused value added products and services, and access to end users. Competition among current and future suppliers of Internet navigational and informational services, high-traffic Web sites and ISPs, as well as competition with other media for advertising placements, could result in significant price competition and reductions in advertising revenues. Moreover, many of the Company's current and potential competitors have significantly greater financial, technical, marketing, distribution and other resources than the Company. There can be no assurance that the Company will be able to compete successfully against current and future sources of competition or that the competitive pressures faced by the Company will not have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON CONTINUED GROWTH IN USE OF THE INTERNET

     The Company's future success is substantially dependent upon continued growth in the use of the Internet and the Web in order to support the sale of advertising on the Company's online media properties. Rapid growth in the use of and interest in the Internet and the Web is a recent phenomenon.
There can be no assurance that communication or commerce over the Internet will become more widespread or that extensive content will continue to be provided over the Internet. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including lack of acceptable security technologies, potentially inadequate development of the necessary infrastructure, such as a reliable network backbone, or timely development and commercialization of performance improvements, including high speed modems. In addition, to the extent that the Internet continues to experience significant growth in the number of users and level of use, there can be no assurance that the Internet infrastructure will continue to be able to support the demands placed upon it by such potential growth or that the performance or reliability of the Web will not be adversely affected by this continued growth. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Web and the Company's online media properties. If use of the Internet does not continue to grow, or if the Internet infrastructure does not effectively support growth that may occur, the Company's business, operating results and financial condition would be materially and adversely affected.

DEVELOPING MARKET; UNPROVEN ACCEPTANCE OF THE COMPANY'S PRODUCTS AND MEDIA PROPERTIES

     The markets for the Company's products and media properties have only recently begun to develop, are rapidly evolving and are characterized by an increasing number of market entrants who have introduced or developed information navigation products and services for use on the Internet and the Web. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Because the market for the Company's products and media properties is new and evolving, it is difficult to predict the future growth rate, if any, and size of this market. There can be no assurance either that the market for the Company's products and media properties will develop or that demand for the Company's products or media properties will emerge or become sustainable. The Company's ability to successfully develop additional targeted media properties depends substantially on use of YAHOO! to promote such properties. If use of YAHOO! fails to continue to grow, the Company's ability to establish other targeted properties would be materially and adversely affected. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if the Company's products and media properties do not achieve or sustain market acceptance, the Company's business, operating results and financial condition will be materially and adversely affected.

RISKS ASSOCIATED WITH BRAND DEVELOPMENT

     The Company believes that establishing and maintaining the "Yahoo!" brand is a critical aspect of its efforts to attract and expand its Internet audience and that the importance of brand recognition will increase due to the growing number of Internet sites and the relatively low barriers to entry. Promotion and enhancement of the "Yahoo!" brand will depend largely on the Company's success in providing high quality products and services, which cannot be assured. If consumers do not perceive the Company's existing products and services to be of high quality, or if the Company introduces new products and services or enters into new business ventures that are not favorably received by consumers, the Company will be unsuccessful in promoting and maintaining its brand, and will risk diluting its brand and decreasing the attractiveness of its audiences to advertisers. Furthermore, in order to attract and retain Internet users and to promote and maintain the "Yahoo!" brand in response to competitive pressures, the Company may find it necessary to increase substantially its financial commitment to creating and maintaining a distinct brand loyalty among consumers. If the Company is unable to provide high quality products and services or otherwise fails to promote and maintain its brand, or if the Company incurs excessive expenses in an attempt to improve its products and services or promote and maintain its brand, the Company's business, operating results and financial condition will be materially and adversely affected.

RELIANCE ON ADVERTISING REVENUES AND UNCERTAIN ADOPTION OF THE WEB AS AN ADVERTISING MEDIUM

     The Company derives substantially all of its revenues from the sale of advertisements on its Web pages under short-term contracts. Most of the Company's advertising customers have only limited experience with the Web as an advertising medium, have not devoted a significant portion of their advertising expenditures to Web-based advertising and may not find such advertising to be effective for promoting their products and services relative to traditional print and broadcast media. The Company's ability to generate significant advertising revenues will depend upon, among other things, advertisers' acceptance of the Web as an effective and sustainable advertising medium, the development of a large base of users of the Company's services possessing demographic characteristics attractive to advertisers, and the ability of the Company to develop and update effective advertising delivery and measurement systems. No standards have yet been widely accepted for the measurement of the effectiveness of Web-based advertising, and there can be no assurance that such standards will develop sufficiently to support Web-based advertising as a significant advertising medium. In addition, there can be no assurance that the advertisers will determine that banner advertising, which comprises substantially all of the Company's revenues, is an effective or attractive advertising medium, and there can be no assurance that the Company will effectively transition to any other forms of Web-based advertising, should they develop. Certain advertising filter software programs are available that limit or remove advertising from an Internet user's desktop. Such software, if generally adopted by users, may have a materially adverse effect upon the viability of advertising on the Internet. The Company relies primarily on its internal advertising sales force for domestic advertising sales, which involves additional risks and uncertainties, including (among others) risks associated with the recruitment, retention, management, training and motivation of sales personnel. As a result of these factors, there can be no assurance that the Company will sustain or increase current advertising sales levels. Failure to so will have a material adverse effect on the Company's business, operating results and financial position.

     In addition, there is intense competition in the sale of advertising on the Internet, including competition from other Internet navigational tools as well as other high-traffic sites, which has resulted in a wide range of rates quoted by different vendors for a variety of advertising services, which makes it difficult to project future levels of Internet advertising revenues that will be realized generally or by any specific company. Competition among current and future suppliers of Internet navigational services or Web sites and advertising networks, as well as competition with other traditional media for advertising placements, could result in significant price competition, reduced pricing for Internet advertising and reductions in the Company's advertising revenues. There also can be no assurance that the Company's advertising customers will accept the internal and third-party measurements of impressions received by advertisements on YAHOO!, the Company's online media properties, or that such measurements will not contain errors.

SUBSTANTIAL DEPENDENCE UPON THIRD PARTIES

     The Company depends substantially upon third parties for several critical elements of its business including, among others, technology and infrastructure, development of targeted content for localized Internet navigational guides, distribution activities and, to a lesser extent, advertising sales.

     TECHNOLOGY AND INFRASTRUCTURE

     The Company supplements its Internet directory listings with full-text Web search results provided by AltaVista, a division of Digital Equipment Corporation ("Digital"), under a non-exclusive agreement. The Company believes that these search results provide a key competitive element for its Internet navigation services. The Company therefore depends substantially upon ongoing maintenance and technical support from Digital to ensure accurate and rapid presentation of such search results to the Company's customers. Any failure of Digital to effectively provide such search results could have a material adverse effect on the Company's business, operating results and financial condition. In addition, any termination of the agreement with Digital or Digital's failure to renew such agreement upon expiration could result in substantial additional costs to the Company in developing or licensing replacement technology, and could result in a loss of levels of use of the Company's navigational services. The Company also relies on a private third party provider, GlobalCenter, Inc. ("GlobalCenter"), to provide the Company with access to three partial T3 (45 megabit per second) Internet connections. Any disruption in the Internet access provided by GlobalCenter or any failure of GlobalCenter to handle current or higher volumes of queries could have a material adverse effect on the Company's business, operating results and financial condition. The Company also licenses technology and related databases from third parties for certain elements of Yahoo! properties, including, among others, technology underlying news, stock quotes and current financial information, chat services, street mapping, telephone and e-mail listings and similar services. The Company has experienced and expects to continue to experience interruptions and delays in service and availability for such elements, such as recent interruptions in the Company's stock quote services. Any errors, failures or delays experienced in connection with these third party technologies and information services could negatively impact the Company's relationship with users and adversely affect the Company's brand and its business, and could expose the Company to liabilities to third parties.

     CONTENT DEVELOPMENT

     A key element of the Company's strategy involves the implementation of Yahoo! branded media properties targeted for interest areas, demographic groups and geographic areas. In these efforts, the Company has relied and will continue to rely substantially on content development and localization efforts of third parties. For example, the Company has entered into an agreement with Ziff-Davis pursuant to which Ziff-Davis publishes two online publications and a print magazine under the "Yahoo!" brand. The Company also expects to rely exclusively on third party affiliates, including SOFTBANK in Japan, Rogers Communications ("Rogers") in Canada, and Ziff-Davis in European countries to localize, maintain and promote these services and to sell advertising in local markets. There can be no assurance that the Company's current or future third-party affiliates will effectively implement these properties, or that their efforts will result in significant revenue to the Company. Any failure of these parties to develop and maintain high-quality and successful media properties also could result in dilution to the "Yahoo!" brand, which could have a material adverse effect on the Company's business, results of operations and financial condition.

     DISTRIBUTION RELATIONSHIPS

     The Company has entered into certain distribution agreements and informal relationships with software vendors and operators of online networks and leading Web sites, such as Microsoft and Netscape. The Company believes these arrangements are important to the promotion of the Company's online media properties particularly among new Web users who may first access the Web through these services or Web sites. The Company's business relationships with these companies consist of cooperative marketing programs and licenses to include YAHOO! in online networks or services offered by these parties, which are intended to increase the use and visibility of YAHOO!. These distribution arrangements typically are not exclusive, and may be terminable upon little or no notice. Third parties that provide distribution channels for the Company may also assess fees or otherwise impose additional conditions on the listing of YAHOO! or other online properties of the Company, such as Netscape's requirement of substantial payments for placement of YAHOO! on the "Net Search" Web page accessible from a button on the Netscape Web browser. In April 1997, the Company also launched the NETSCAPE GUIDE BY YAHOO!. See "Risks Associated With NETSCAPE GUIDE BY YAHOO!." In addition, these companies may terminate or reduce their joint marketing activities with the Company, or develop and market their own Internet navigational guides or those of the Company's competitors. Any such events could have a material adverse effect on the Company's business, results of operations and financial condition.

     THIRD PARTY ADVERTISING SALES AGENTS

     The Company relies and expects to continue to rely on third parties to sell advertising on mirror sites of YAHOO! and targeted media products, particularly versions of YAHOO! that are localized for international markets. There can be no assurance that such advertising representatives will achieve the Company's advertising sales objectives. Because advertising sales have constituted and are expected to continue to constitute substantially all of the Company's revenues, any failure of the Company's third party sales representatives to achieve successful advertising sales could have a material adverse effect on the Company's business, operating results and financial condition.

ENHANCEMENT OF YAHOO! MAIN SITE AND DEVELOPMENT OF NEW MEDIA PROPERTIES

     To remain competitive, the Company must continue to enhance and improve the responsiveness, functionality, features and content of the YAHOO! main site, as well as the Company's other branded media properties, such as the NETSCAPE GUIDE BY YAHOO!. There can be no assurance that the Company will be able to successfully maintain competitive user response times or implement new features and functions, such as greater levels of user personalization, localized content filter and information delivery through "push" methods, which will involve the development of increasingly complex technologies.

     The Company's future success also depends in part upon the timely processing of Web site listings submitted by users and Web content providers, which have increased substantially in recent periods. The Company has from time to time experienced significant delays in the processing of submissions, and further delays could have a material adverse effect on the Company's goodwill among Web users and content providers, and on the Company's business.

     A key element of the Company's business strategy is the development and introduction of new YAHOO! branded navigational products targeted for specific interest areas, user groups with particular demographic characteristics and geographic areas. There can be no assurance that the Company will be successful in developing, introducing and marketing such products or media properties or that such products and media properties will achieve market acceptance, enhance the Company's brand name recognition or increase traffic on Yahoo!'s online properties. The Company depends substantially on third party efforts in the development and operation of these new media properties. The introduction of new media properties also may be subject to delays that may negatively affect advertising revenues and the Company's competitive position. Furthermore, enhancements of or improvements to YAHOO! or new media properties may contain undetected errors that require significant design modifications, resulting in a loss of customer confidence and user support and a decrease in the value of the Company's brand name recognition. Any failure of the Company to effectively develop and introduce these properties, or failure of such properties to achieve market acceptance, could adversely affect the Company's business, results of operations and financial condition.

TECHNOLOGICAL CHANGE

     The market for Internet products and services is characterized by rapid technological developments, evolving industry standards and customer demands, and frequent new product introductions and enhancements. These market characteristics are exacerbated by the emerging nature of this market and the fact that many companies are expected to introduce new Internet products and services in the near future. The Company's future success will depend in significant part on its ability to continually improve the performance, features and reliability of YAHOO! and other properties in response to both evolving demands of the marketplace and competitive product offerings, and there can be no assurance that the Company will be successful in doing so.
In addition, the widespread adoption of new Web functionality through developments such as the Java programming language and increasingly personalized information filtering and delivery could require fundamental changes in the Company's services and could fundamentally affect the nature, viability and measurability of Web-based advertising, which could adversely affect the Company's business, operating results and financial condition.

MANAGEMENT OF POTENTIAL GROWTH

     The Company's recent growth has placed, and is expected to continue to place, a significant strain on its managerial, operational and financial resources. To manage its potential growth, the Company must continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The Company also currently intends to establish mirror, or duplicate, sites in other geographic locations, which will create additional operational and management complexities, including the need for continual updating and maintenance of directory listings among geographically dispersed network servers. The Company also expects that its operational and management systems will face additional strain as a result of the development and operation of the NETSCAPE GUIDE BY YAHOO!. See "Risks Associated With NETSCAPE GUIDE BY YAHOO!." The process of managing advertising within large, high traffic Web sites such as YAHOO! is an increasingly important and complex task. The Company relies on both internal and licensed third party advertising inventory management and analysis systems. To the extent that any extended failure of the Company's advertising management system results in incorrect advertising insertions, the Company may be exposed to "make good" obligations with its advertising customers, which, by displacing advertising inventory, could defer advertising revenues and thereby have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to effectively manage the expansion of its operations, that the Company's systems, procedures or controls will be adequate to support the Company's operations or that Company management will be able to achieve the rapid execution necessary to fully exploit the market opportunity for the Company's products and media properties. Any inability to effectively manage growth, if any, could have a material adverse effect on the Company's business, operating results and financial condition.

RISK OF CAPACITY CONSTRAINTS AND SYSTEMS FAILURES

     A key element of the Company's strategy is to generate a high volume of use of its online media properties. Accordingly, the performance of the Company's online media properties is critical to the Company's reputation, its ability to attract advertisers to the Company's Web sites and to achieve market acceptance of these products and media properties. Any system failure that causes interruption or an increase in response time of the

Company's products and media properties could result in less traffic to the Company's Web sites and, if sustained or repeated, could reduce the attractiveness of the Company's products and media properties to advertisers and licensees. An increase in the volume of queries conducted through the Company's products and media properties could strain the capacity of the software or hardware deployed by the Company, which could lead to slower response time or system failures, and adversely affect the number of impressions received by advertising and thus the Company's advertising revenues. In addition, as the number of Web pages and users increase, there can be no assurance that the Company's products and media properties and infrastructure will be able to scale accordingly. The Company also faces technical challenges associated with higher levels of personalization and localization of content delivered to users of its services, which adds strain to the Company's development and operational resources. The Company is also dependent upon Web browsers and Internet and online service providers for access to its products and media properties. In particular, a private third party provider, GlobalCenter, provides the Company with access to three partial T3 (45 megabit per second) Internet connections. In the past, users have occasionally experienced difficulties due to system failures, including failures unrelated to the Company's systems. Any disruption in the Internet access provided by GlobalCenter or any failure of GlobalCenter to handle higher volumes of user traffic could have a material adverse effect on the Company's business, operating results and financial condition. Furthermore, the Company is dependent on hardware suppliers for prompt delivery, installation and service of servers and other equipment used to deliver the Company's products and services.

     The Company's operations are dependent in part upon its ability to protect its operating systems against physical damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. The Company does not presently have redundant, multiple site capacity in the event of any such occurrence. Despite the implementation of network security measures by the Company, its servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with the Company's computer systems. The occurrence of any of these events could result in interruptions, delays or cessations in service to users of the Company's products and media properties, which could have a material adverse effect on the Company's business, operating results and financial condition.

INTEGRATION OF POTENTIAL ACQUISITIONS

     Since inception, the Company has formed a number of joint ventures, and recently the Company acquired a small software development company involved in the delivery of current information through the Internet. As part of its business strategy, the Company expects to enter into further business combinations and/or make significant investments in complementary companies, products or technologies. Any such transactions would be accompanied by the risks commonly encountered in such transactions. Such risks include, among other things, the difficulty of assimilating the operations and personnel of the acquired companies, the potential disruption of the Company's ongoing business, the inability of management to maximize the financial and strategic position of the Company through the successful incorporation of acquired technology or content and rights into the Company's products and media properties, the difficulties of integrating personnel of acquired entities, additional expenses associated with amortization of acquired intangible assets, the maintenance of uniform standards, controls, procedures and policies, the impairment of relationships with employees and customers as a result of any integration of new management personnel, and the potential unknown liabilities associated with acquired businesses. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

TRADEMARKS AND PROPRIETARY RIGHTS

     The Company regards its copyrights, trademarks, trade dress, trade secrets and similar intellectual property as critical to its success, and the Company relies upon trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights. The Company pursues the registration of its trademarks in the United States and (based upon anticipated use) internationally, and has applied for the registration of certain of its trademarks, including "Yahoo!" and "Yahooligans!" Effective trademark, copyright and trade secret protection may not be available in every country in which the Company's products and media properties are distributed or made available through the Internet. The Company has licensed in the past, and it expects that it may license in the future, elements of its distinctive trademarks, trade dress and similar proprietary rights to third parties, including in connection with branded mirror sites of YAHOO! and other media properties that may be controlled operationally by third parties. While the Company attempts to ensure that the quality of its brand is maintained by such licensees, no assurances can be given that such licensees will not take actions that could materially and adversely affect the value of the Company's proprietary rights or the reputation of its products and media properties, either of which could have a material adverse effect on the Company's business. Also, the Company is aware that third parties have from time to time copied significant portions of YAHOO! directory listings for use in competitive Internet navigational tools and services, and there can be no assurance that the distinctive elements of YAHOO! will be protectible under copyright law. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's copyrights, trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against the Company.

     Many parties are actively developing search, indexing and related Web technologies at the present time. The Company believes that such parties have taken and will continue to take steps to protect these technologies, including seeking patent protection. As a result, the Company believes that disputes regarding the ownership of such technologies are likely to arise in the future.

     From time to time the Company has been, and expects to continue to be, subject to legal proceedings and claims in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by the Company and its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. As of the date of this Prospectus, the Company is not aware of any legal proceedings or claims that the Company believes will have, individually or in the aggregate, a material adverse effect on the Company's financial position or results of operations.

DEPENDENCE ON KEY PERSONNEL

     The Company's performance is substantially dependent on the performance of its senior management and key technical personnel. In particular, the Company's success depends substantially on the continued efforts of its senior management team. The Company does not carry key person life insurance on any of its senior management personnel. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the business, operating results and financial condition of the Company.

     The Company's future success also depends on its continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel is intense and there can be no assurance that the Company will be able to retain its key managerial and technical employees or that it will be able to attract and retain additional highly qualified technical and managerial personnel in the future. The inability to attract and retain the necessary technical and managerial personnel could have a material and adverse effect upon the Company's business, operating results and financial condition.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

     The Company is not currently subject to direct regulation by any government agency in the United States, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. For example, although the Communications Decency Act was held to be unconstitutional, there can be no assurance that similar legislation will not be enacted in the future and it is possible that such legislation could expose the Company to substantial liability. Such legislation could also dampen the growth in use of the Web generally and decrease the acceptance of the Web as a communications and commercial medium, and could, thereby, have a material adverse effect on the Company's business, results of operations and financial condition. Other nations, including Germany, have taken actions to restrict the free flow of material deemed to be objectionable on the Web. In addition, several telecommunications carriers are seeking to have telecommunications over the Web regulated by the Federal Communications Commission (the "FCC") in the same manner as other telecommunications services. For example, America's Carriers Telecommunications Association ("ACTA") has filed a petition with the FCC for this purpose. In addition, because the growing popularity and use of the Web has burdened the existing telecommunications infrastructure and many areas with high Web use have begun to experience interruptions in phone service, local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate ISPs and OSPs in a manner similar to long distance telephone carriers and to impose access fees on the ISPs and OSPs. If either of these petitions is granted, or the relief sought therein is otherwise granted, the costs of communicating on the Web could increase substantially, potentially slowing the growth in use of the Web, which could in turn decrease the demand for the Company's products and media properties. Also it is possible that laws will be adopted or current laws interpreted in a manner to impose liability on online service providers such as the Company for listing or linking to third party Web sites that include materials that infringe copyrights or other rights of others. Such laws and regulations if enacted could have an adverse effect on the Company's business, operating results and financial condition. Moreover, the applicability to the Internet of the existing laws governing issues such as property ownership, copyright defamation, obscenity and personal privacy is uncertain, and the Company may be subject to claims that its services violate such laws. Any such new legislation or regulation or the application of existing laws and regulations to the Internet could have a material adverse effect on the Company's business, operating results and financial condition.

     Due to the global nature of the Web, it is possible that, although transmissions by the Company over the Internet originate primarily in the State of California, the governments of other states and foreign countries might attempt to regulate the Company's transmissions or prosecute the Company for violations of their laws. There can be no assurance that violations of local laws will not be alleged or charged by state or foreign governments, that the Company might not unintentionally violate such law or that such laws will not be modified, or new laws enacted, in the future. Any of the foregoing developments could have a material adverse effect on the Company's business, results of operations and financial condition.

     As part of its advertising sales efforts, the Company from time to time promotes sweepstakes and similar events on Yahoo! properties, and may participate in the design and implementation of such events on behalf of sponsors. Such events are subject to extensive government regulation throughout the world, including different regulatory schemes under states and territories in the United States. Failure to comply with such regulations could expose the Company to substantial liabilities.

LIABILITY FOR INFORMATION SERVICES

     Because materials may be downloaded by the online or Internet services operated or facilitated by the Company and may be subsequently distributed to others, there is a potential that claims will be made against the Company for defamation, negligence, copyright or trademark infringement, personal injury or other theories based on the nature and content of such materials. Such claims have been brought, and sometimes successfully pressed, against online service providers in the past. In addition, the Company could be exposed to liability with respect to the selection of listings that may be accessible through the Company's Yahoo!-branded products and media properties, or through content and materials that may be posted by users in classifieds, bulletin board and chat room services offered by the Company. Such claims might include, among others, that by providing hypertext links to Web sites operated by third parties, the Company is liable for infringement or other wrongful actions by such third parties through such Web sites. It is also possible that if any information provided through the Company's services, such as stock quotes, analyst estimates or other trading information, contains errors, third parties could make claims against the Company for losses incurred in reliance on such information. From time to time, the Company enters into agreements with sponsors, content providers, service providers and merchants under which the Company is entitled to receive a share of revenue from the purchase of goods and services by users of the Company's online properties. Such revenue arrangements, if significant, would expose the Company to additional risks and uncertainties, including (without limitation) seasonal variations associated with the market for such products and services, competitive and other business factors relating to such markets, and potential liabilities to consumers of such products and services. Although the Company carries general liability insurance, the Company's insurance may not cover potential claims of this type or may not be adequate to indemnify the Company for all liability that may be imposed. Any imposition of liability or legal defense expenses that are not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the Company's business, operating results and financial condition.
                                     15

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS AND EXPANSION

     A key part of the Company's strategy is to develop "Yahoo!" branded online properties in international markets. The Company has developed and operates, through joint ventures with SOFTBANK and SB Holdings (Europe) Ltd., versions of the YAHOO! Internet Guide localized for Japan, Germany, France and the U.K, and the Company offers a version of YAHOO! localized for Canada under an agreement with Rogers Communications. International revenues (sales outside of North America) were approximately 1% of total revenues for the year ended December 31, 1996, and approximately 6% for the six months ended June 30, 1997.

     To date, the Company has only limited experience in developing localized versions of its products and marketing and operating its products and services internationally, and the Company relies substantially on the efforts and abilities of its foreign business partners in such activities. If the international revenues are not adequate to offset investments in such activities, the Company's business, operating results and financial condition could be materially adversely affected. The Company may experience difficulty in managing international operations as a result of distance as well as language and cultural differences, and there can be no assurance that the Company or its partners will be able to successfully market and operate its products and services in foreign markets. The Company also believes that in light of substantial anticipated competition, it will be necessary to move quickly into international markets in order to effectively obtain market share, and there can be no assurance that the Company will be able to do so. In addition to the uncertainty as to the Company's ability to continue to generate revenues from its foreign operations and expand its international presence, there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, export restrictions, trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, software piracy, seasonal reductions in business activity in certain other parts of the world and potentially adverse tax consequences, which could adversely impact the success of the Company's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, operating results and financial condition.

CONCENTRATION OF STOCK OWNERSHIP

     As of June 30, 1997, the present directors, executive officers, greater than 5% shareholders and their respective affiliates beneficially owned approximately 78% of the outstanding Common Stock of the Company. As of June 30, 1997, SOFTBANK beneficially owned approximately 34% of the outstanding Common Stock of the Company. As a result of their ownership, the directors, executive officers, greater than 5% shareholders (including SOFTBANK) and their respective affiliates collectively are able to control all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company.

VOLATILITY OF STOCK PRICE

     The trading price of the Company's Common Stock has been and may continue to be subject to wide fluctuations in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products and media properties by the Company or its competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to the Company, and news reports relating to trends in the Company's markets. In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the trading price of the Company's Common Stock, regardless of the Company's operating performance.

ANTITAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

     The Board of Directors has the authority to issue up to 10,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders. The rights of the holders of Common Stock may be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the

Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of Common Stock. The Company has no present plans to issue shares of Preferred Stock. Further, certain provisions of the Company's charter documents, including provisions eliminating the ability of shareholders to take action by written consent and limiting the ability of shareholders to raise matters at a meeting of shareholders without giving advance notice, may have the effect of delaying or preventing changes in control or management of the Company, which could have an adverse effect on the market price of the Company's Common Stock. In addition, effective upon qualification of the Company as a "listed corporation," as defined in Section 301.5(d) of the California Corporations Code, the Company's charter documents eliminated cumulative voting and provide that, at such time as the Company has at least six directors, the Company's Board of Directors will be divided into two classes, each of which serves for a staggered two-year term, which may make it more difficult for a third party to gain control of the Company's Board of Directors.

                               USE OF PROCEEDS

     The proceeds from the sale of the Shares are solely for the account of the Selling Shareholders. Accordingly, the Company will not receive any proceeds from the sale of the Shares from the Selling Shareholders.

                             SELLING SHAREHOLDERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of August 1, 1997 by each Selling Shareholder.

                                          SHARES BENEFICIALLY OWNED                   SHARES BENEFICIALLY OWNED
                                           PRIOR TO THE OFFERING(1)                      AFTER THE OFFERING(2)
                                           ------------------------       SHARES      -------------------------
SELLING  SHAREHOLDERS                       SHARES     PERCENT (3)        OFFERED        SHARES    PERCENT (3)
---------------------                       ------     -----------        -------        ------    -----------
Visa Marketplace, Inc.                      259,067       *               143,927        115,140      *
Visa International Service Association      115,142       *               115,142          --         --
Michael Burmeister-Brown                     21,062       *                21,062          --         --

--------------------
 *  Less than one percent
(1) Information with respect to beneficial ownership is based upon information obtained from the Company's transfer agent and certain of the Selling Shareholders.
(2) Assumes that each Selling Shareholder will sell all of the Shares set forth above under "Shares Offered." There can be no assurance that the Selling Shareholders will sell all or any of the Shares offered hereunder.
(3) Based on 28,597,274 shares outstanding as of July 31, 1997.

                 ISSUANCE OF COMMON STOCK TO SELLING SHAREHOLDERS

     On July 29, 1997, the Company issued an aggregate of 466,321 shares of Common Stock to Visa Marketplace, Inc. ("Visa") and Sterling Payot Capital, L.P. ("Sterling Payot") pursuant to a Restructuring Agreement (the "Restructuring Agreement") among the Company, Visa, Sterling Payot, Visa International Service Association and Sterling Payot Company. In addition, on July 31, 1997, the Company issued an aggregate of 24,778 shares of Common Stock to Michael Burmeister-Brown pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") among the Company, NetControls, Inc. and Michael Burmeister-Brown. Under the terms of the Stock Purchase Agreement, the Company acquired all of the shares of NetControls, Inc. in exchange for such shares of Yahoo! Common Stock. NetControls has had no significant operations to date.

                            PLAN OF DISTRIBUTION

     Shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholders may sell the Shares being offered hereby: (i) on The Nasdaq National Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or (ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The Selling Shareholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. The Company has agreed to indemnify the Selling Shareholders against certain liabilities arising under the Securities Act.

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Shareholders. Broker-dealers may agree with the Selling Shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     The Company has advised the Selling Shareholders that the anti-manipulation rules under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Shareholders and their affiliates. The Selling Shareholders have advised the Company that during such time as the Selling Shareholders may be engaged in the attempt to sell shares registered hereunder, they will: (i) not engage in any stabilization activity in connection with any of the Company's securities; (ii) not bid for or purchase any of the Company's securities or any rights to acquire the Company's securities, or attempt to induce any person to purchase any of the Company's securities or rights to acquire the Company's securities other than as permitted under the Exchange Act; (iii) not effect any sale or distribution of the Shares until after the Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof; and (iv) effect all sales of Shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers or in privately negotiated transaction where no broker or other third party (other than the purchaser) is involved.

     The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

     In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Common Stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Company has agreed to maintain the effectiveness of this Registration Statement with respect to the shares of Common Stock offered hereunder by (i) Visa Marketplace, Inc. and Visa International Service Association, until the earlier of the sale of such shares or July 29, 1998 and (ii) Michael Burmeister-Brown, until the earlier of the sale of all such shares or thirty (30) days following the effectiveness of this Registration Statement. No sales may be made pursuant to this Prospectus after such date unless the Company amends or supplements this Prospectus to indicate that it has agreed to extend such period of effectiveness. With respect to the Shares offered by Visa Marketplace, Inc. and Visa International Service Association, the Company has agreed to use best efforts to ensure that such Selling Shareholders have at least five (5) trading days available to sell such shares prior to September 30, 1997 and has agreed to ensure that such Selling Shareholders shall have at least twenty (20) trading days available to sell such Shares during each calendar quarter from the effective date of this Registration Statement until July 29, 1998 (prorated for partial quarters). There can be no assurance that the Selling Shareholders will sell all or any of the shares of Common Stock offered hereunder.

                               LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon by Venture Law Group, A Professional Corporation, Menlo Park, California, counsel to the Company. As of July 31, 1997, certain attorneys of Venture Law Group owned in the aggregate 3,750 shares of Common Stock of Yahoo!.

                                  EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accountancy.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant will bear no expenses in connection with any sale or other distribution by the Selling Shareholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the Prospectus included in this Registration Statement and certain selling commissions of the Selling Shareholders. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

                     SEC registration fee           $ 4,441
                     Legal fees and expenses         20,000
                     Accounting fees and expenses    10,000
                     Miscellaneous expenses           5,559
                                                    -------
                     Total                          $40,000
                                                    -------
                                                    -------

Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 317 of the California Corporations Code allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII of the Registrant's Articles of Incorporation and Article VI of the Registrant's Bylaws provides for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the California Corporations Code. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law.

     In connection with this offering, the Selling Shareholders have agreed to indemnify the Registrant, its directors and officers and each such person who controls the Registrant, against any and all liability arising from inaccurate information provided to the Registrant by the Selling Shareholders and contained herein up to a maximum of the proceeds received by the Selling Shareholders from the sale of their Shares hereunder.

Item 16.  EXHIBITS.

     EXHIBITS.
     ---------
      4.1 Restructuring Agreement dated as of July 29, 1997 among the Company, Visa International Service Association, Visa Marketplace, Inc, Sterling Payot Company. and Sterling Payot Capital, L.P. (1)

      4.2 Registration Rights Agreement dated as of July 31, 1997 between the Company and Michael Burmeister-Brown

      5.1  Opinion of Venture Law Group, A Professional Corporation

     23.1 Consent of Price Waterhouse LLP, Independent Accountants (see page II-4)

     23.2 Consent of Venture Law Group, A Professional Corporation (included in Exhibit 5.1)

     24.1  Power of Attorney (see page II-3)

------------------
(1) Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed with the Commission on August 4, 1997.

Item 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Yahoo! Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on August 1, 1997.

                              YAHOO! INC.

                              By:  /s/ TIMOTHY KOOGLE
                                 ---------------------------------------
                                   Timothy Koogle
                                   President and Chief Executive Officer

                            POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Timothy Koogle and Gary Valenzuela, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                    Title                   Date

/s/ TIMOTHY KOOGLE
-------------------------      President, Chief Executive        August 1, 1997
     Timothy Koogle            Officer and Director
                               (Principal Executive Officer)

/s/ GARY VALENZUELA
-------------------------      Senior Vice President, Finance    August 1, 1997
    Gary Valenzuela            and Administration, and Chief
                               Financial Officer
                               (Principal Financial Officer)

/s/ JAMES J. NELSON
-------------------------      Vice President, Finance           August 1, 1997
    James J. Nelson            (Chief Accounting Officer)

/s/ ERIC HIPPEAU
-------------------------      Director                          August 1, 1997
    Eric Hippeau

/s/ ARTHUR H. KERN
-------------------------      Director                          August 1, 1997
    Arthur H. Kern

/s/ MICHAEL MORITZ
-------------------------      Director                          August 1, 1997
    Michael Moritz

/s/ JERRY YANG
-------------------------      Director                          August 1, 1997
    Jerry Yang

                                                                 EXHIBIT 23.1

                          CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 14, 1997, which appears on page 37 of the 1996 Annual Report to Shareholders of Yahoo! Inc., which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 37 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP

/s/ Price Waterhouse LLP

San Jose, California
August 4, 1997

                                INDEX TO EXHIBITS


EXHIBIT NUMBER     DESCRIPTION
--------------     -----------
     4.1           Restructuring Agreement dated as of July 29, 1997 among the
                   Company, Visa International Service Association, Visa
                   Marketplace, Inc, Sterling Payot Company. and Sterling
                   Payot Capital, Inc.(1)

     4.2 Registration Rights Agreement dated as of July 31, 1997 between the Company and Michael Burmeister-Brown

     5.1           Opinion of Venture Law Group, A Professional Corporation

    23.1           Consent of Price Waterhouse LLP, Independent Accountants
                   (see page II-4)

    23.2           Consent of Counsel (included in Exhibit 5.1)

    24.1           Power of Attorney (see page II-3)

---------------
(1) Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed with the Commission on August 4, 1997.